Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-131742) and the related Prospectus of Inergy, L.P. for the registration of 1,101,016 of its common units and to the incorporation by reference therein of our reports (a) dated December 8, 2005, with respect to the consolidated financial statements and schedule of Inergy, L.P. and Subsidiaries for the year ended September 30, 2005, Inergy, L.P. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inergy, L.P. included in its Annual Report (Form 10-K as amended), (b) dated December 8, 2005 with respect to the balance sheet of Inergy GP, LLC as of September 30, 2005 included in Inergy, L.P.’s Current Report (Form 8-K/A) dated January 6, 2006, (c) dated December 8, 2005, with respect to the consolidated financial statements and schedule of Inergy Holdings, L.P. and Subsidiaries for the year ended September 30, 2005, except for Note 18, as to which the date is May 18, 2006, included in its annual report (Form 10-K/A) and (d) dated December 8, 2005, with respect to the balance sheet of Inergy Holdings GP, LLC as of September 30, 2005 included in Inergy Holdings, L.P.’s Current Report (Form 8-K) dated December 21, 2005, all filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

July 27, 2006